EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-1 (File No. 333-268224) of Remark Holdings, Inc. of our report dated March 31, 2022, relating to their consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Remark Holdings, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption "Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California
November 15, 2022